Exhibit 10(l)

STOCK OPTION AGREEMENT

	AGREEMENT, made as of the     day of           , 19
by and between NEW JERSEY STEEL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), with its principal place of business at North Crossman Road, Sayreville, New
Jersey 08872, and                               , an individual residing at
								("Optionee").

W I T N E S S E T H :

	WHEREAS, Optionee is presently employed by the Corporation or one of its subsidiaries; and

	WHEREAS, the Corporation considers it desirable and in its best interest that Optionee be given an inducement to acquire a proprietary interest in the Corporation as an added incentive to advance the interests of the Corporation in the form of an option to purchase common stock of the Corporation; and

	WHEREAS, the Board of Directors of the Corporation (the "Committee") resolved to grant the Optionee the option described herein.

	NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

	1. This Agreement recites all the terms and conditions of the option granted to Optionee by the Corporation pursuant to the Corporation's 1996 Stock Option Plan (the "Plan").

	2. Subject to approval of the Plan by the stockholders of the Corporation and pursuant to the terms and conditions of the Plan, the Corporation hereby grants Optionee an option (the "Option") to purchase shares of its common stock, par value $0.01 per share ("Common Stock"), at
a price of $      per share, being at least 100% of the fair market value
per share of the Common Stock on              , 19  , in the manner and
subject to the provisions provided hereinafter and in the Plan.

	3. Subject to the provisions of Paragraph 5 hereof, the Option shall terminate in all respects on, and no exercise as to any shares covered
by the Option shall be honored after               , 20   (the "Expiration
Date").

	4. (a) The Option is exercisable during the lifetime of the Optionee only by the Optionee, provided that, subject to the provisions of Paragraph 5 hereof, from the date of the grant of the Option to the date of any and every exercise of the Option, Optionee shall have been in the continuous employ of the Corporation, or of a "Subsidiary Corporation", as that term is defined in Section 2(p) of the Plan (any of the foregoing corporations being sometimes called herein an "Employer Corporation").

	     (b) The Option shall be exercisable in accordance with the following schedule:
						 Maximum Number of Shares
						 in Respect of Which
		 Exercise Date                   Option is Exercisable
		---------------                 --------------------------






If any such shares are not exercised to the extent they are exercisable in any period provided in this Paragraph 4(b), the Optionee may exercise the Option as to the unexercised portion at any time or times during the remaining term of this Option.

	5.   Notwithstanding anything to the contrary herein contained:

	     (a) if the Optionee shall cease to be employed by an Employer Corporation for any reason other than his death or disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1954, as amended (the "Code") ("Disability"), as determined by the Committee, the Option shall expire coincident with the date of termination;

	     (b) if the Optionee shall die while in the employ of an Employer Corporation, the Option held by the Optionee shall be exercisable by his legal representative, to the extent that the Optionee would have been entitled to exercise the Option on the date of his death, but only within one year following the death of the Optionee;

	     (c) if the Optionee shall die following the termination of his employment while any portion of the Option remains exercisable, the Committee in its discretion may provide for an extension of the exercise period up to one year after the Optionee's death; and

	     (d) in the event of the Disability of the Optionee while in the employ of an Employer Corporation, the Option held by the Optionee shall be exercisable by him, his duly appointed guardian or other legal representative, to the extent that he would have been entitled to exercise the Option on the date of his Disability, only within one year following the termination of employment of the Optionee due to such disability.

Notwithstanding the foregoing, in no event shall the Option held by the Optionee be exercisable after the Expiration Date.

	6. For purposes of this Agreement, it shall not be considered a termination of employment when the Optionee is placed by an Employer Corporation on military or sick leave or such other type of leave of absence which is considered as continuing intact the employment relationship of the Optionee. In case of such leave of absence the employment relationship shall be continued until the later of the date when such leave equals 90 days or the date when the Optionee's right to reemployment with an Employer Corporation shall no longer be guaranteed either by statute or contract.

	7. Optionee hereby acknowledges his understanding that certain exercises of the Option held hereunder later than 90 days following Optionee's termination of employment in Paragraphs 5(a), 5(b) and 5(c) may disqualify such Option from treatment as an Incentive Stock Option.

	8. (a) Any exercise of the Option, or portion thereof, shall be made by the delivery by the Optionee (or his personal representative) of written notice of such exercise to the Corporation at its principal office at North Crossman Road, Sayreville, New Jersey 08872, or such other place as the Corporation may designate, by registered mail, stating the number of shares with respect to which the Option is being exercised and specifying the date, not less than five (5) nor more than fifteen (15) days after the date of the mailing of such notice, on which the shares will be taken and payment made thereof.

	     (b) On the date specified in the notice of exercise, or as soon thereafter as practicable, the Corporation shall deliver, or cause to be delivered, to the Optionee (or his personal representative) a stock certificate for the number of shares with respect to which the Option is being exercised, against (i) receipt of payment of the purchase price therefor, in full, in cash or certified check or shares of Common Stock (as provided in Paragraph 8(e)), or partially in cash or certified check and partially by delivery of Common Stock, and (ii) delivery of (A) a written certificate by the Optionee (or his personal representative) to the effect that he is acquiring such shares for his own account and will not dispose of such shares in violation of the Securities Act of 1933, and (B) such other certificates, representations and agreements by the Optionee (or his personal representative) as the Committee shall require in order that the Corporation be reasonably assured that the issuance, delivery and disposition of such shares are being and will be effected in compliance with the Securities Act of 1933 and the Rules and Regulations promulgated thereunder, other applicable law, and the rules of each stock exchange upon which the stock is listed; provided, however, that if the Plan and the options granted thereunder and the issuance of shares upon exercise of options granted thereunder and the issuance of shares upon exercise of options are registered under the Securities Act of 1933, the Optionee (or his personal representative) need not furnish the certification described in clause (A) of this sentence; further, provided, however, that the Corporation shall have no obligation to so register the Plan and the options granted thereunder and the issuance of shares upon exercise of options or to keep any such registration effective. Certificates evidencing shares issued upon exercise of the Option may contain such legend reflecting any restrictions upon transfer of the shares evidenced thereby as in the opinion of counsel to the Corporation may be necessary for the lawful and proper issuance of such certificates.

	     (c) In the event of any failure by the Optionee to take and pay in full for the number of shares specified in the notice of election on the date stated therein, in accordance with the terms hereof, the Option shall become inoperative as to such number of shares but shall continue with respect to any remaining shares subject to the Option as to which exercise has not yet been made.

	     (d) Notwithstanding anything to the contrary herein contained, the Committee, in its discretion, may postpone the issuance and delivery of a certificate for the shares of Common Stock upon exercise of the Option, by any period required for the Corporation's compliance, in reasonable diligence, with any registration or other qualification thereof under any state or federal law, rule or regulation as the Committee may deem appropriate; and may require the person exercising the option to make such further representations and furnish such information as the Committee may deem appropriate in connection with the issuance of the shares of Common Stock in compliance with applicable law or sound corporate practice. Delivery of a certificate for the shares of Common Stock issuable upon exercise of the Option may be made at the office of the Corporation or at the office of a transfer agent appointed for the transfer of shares of the Corporation.

	     (e) Optionee may, if agreed to by the Committee, deliver, together with his written notice of election to exercise his Option, whole shares of Common Stock owned by the Optionee in full or partial payment of the purchase price of the shares of Common Stock as to which the Option is being exercised. The Optionee will receive a credit against the purchase price of the shares of Common Stock as to which the Option is being exercised equal to the fair market value of the Common Stock delivered by Optionee as of the first business day immediately preceding the date of delivery of the notice of intention to exercise the Option. For purposes of this subparagraph (e), the fair market value of the Common Stock so delivered shall be the mean average of the high and low sale price on the NASDAQ National Market System. Any shares of Common Stock being delivered by Optionee must be accompanied by a duly executed assignment to the Corporation in blank or with stock power attached, together with a written representation that such shares of Common Stock are owned by him free and clear of all liens, claims and encumbrances. The Optionee shall thereafter provide such further representations as the Committee may determine. Only whole shares of Common Stock with a fair market value up to, but not exceeding, the purchase price of the shares as to which the Option is being exercised will be accepted.

	9. Neither the Optionee nor his legal representative shall be, nor have any of the rights or privileges of, a stockholder of the Corporation in respect of any of the shares issuable upon the exercise of the Option, unless and until certificates representing such shares shall have been issued and delivered.

	10. The Option shall not be assigned, pledged or hypothecated in any way, shall not be subject to execution, is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and is exercisable during his lifetime only by him. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any attachment or similar proceeding upon the Option, shall be null and void.

	11. In the event the Optionee disposes of shares of Common Stock acquired on the exercise of the Option by sale or exchange either (i) within two years after the date of grant hereof, or (ii) within one year after the acquisition of such shares, the Optionee shall thereupon promptly deliver a written notice of such disposition to the Corporation at its principal office set forth in Paragraph 6 hereof, or at such other place as the Corporation may designate, by registered mail, stating the number of shares disposed of, to whom such shares were delivered, the amount realized upon such disposition and the date of such disposition.

	12. In the event of a stock dividend, stock split or other subdivision, consolidation or other change in the shares of Common Stock, the number of shares of Common Stock available for Options and subject to outstanding Options and the option price per share shall be proportionately or otherwise appropriately adjusted by the Committee whose determination shall be conclusive and binding.

	13. If the Corporation shall be a party to any merger, consolidation or reorganization, or shall sell substantially all its assets, each outstanding Option shall pertain and apply to the securities and/or property which a holder of the number of shares of Common Stock subject to the Option would be entitled to receive pursuant to such merger, consolidation or reorganization or sale of assets, and the option price per share shall be proportionately or otherwise appropriately adjusted by the Committee whose determination shall be conclusive and binding.

	14. Except as otherwise provided herein, in the event of a proposed distribution of all or substantially all of the Corporation's property or assets, the Corporation shall mail written notice thereof to the Optionee not less than ten days prior to the record date for such distribution and
(i) notwithstanding anything contained herein to the contrary, the Option shall thereupon be exercisable in full, (ii) the Optionee shall be entitled to equal treatment with other stockholders of the Corporation as of the record date for such distribution with respect to all shares of Common Stock purchased pursuant to the exercise of this Option on or before the close of business on the last business day immediately preceding such record date, and (iii) the Option shall be deemed cancelled to the extent not so exercised.

	15. The Option is intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the extent it meets and complies with the requirements for an incentive stock option under said Section 422.

	16. Any exercise of this Option shall be subject to any applicable withholding taxes.

	17. This Option shall be construed and shall take effect in accordance with the laws of the State of New Jersey.

	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above set forth.

					    NEW JERSEY STEEL CORPORATION


					    By:
					    Name:
					    Title:

ATTEST:


Name:


							     , Optionee


Exhibit 10(m)


EMPLOYMENT AGREEMENT


	AGREEMENT made as of this 1st day of May, 1996 by and between NEW JERSEY STEEL CORPORATION (the "Company"), a Delaware corporation with offices at North Crossman Road, Sayreville, New Jersey 08872 and KENNETH J. LEONARD ("Executive"), an individual residing at 221 Persimmon Drive, Swansea, Illinois 62221.

W I T N E S S E T H:

	In consideration of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

	1. Employment. The Company agrees to employ, and does hereby employ, Executive, and Executive hereby accepts such employment, for the term, with the duties and compensation and upon the terms and conditions contained in this Agreement.

	2. Term. The term of Executive's employment hereunder (the "Term") shall be two (2) years beginning on the date of this Agreement and ending two years thereafter, i.e., April 30, 1998, unless earlier terminated as hereinafter provided.

	3.  Duties and Offices.

	    (a) Executive shall have the duties of the President provided in the By-Laws of the Company and the title of President and Chief Executive Officer. Executive will perform his services subject only to the direction and control of the Company's Board of Directors and will report only to the Board of Directors. Executive shall not be required to perform any duties other than those consistent with his status as President and Chief Executive Officer.

	    (b) During the Term, Executive shall devote his full working time and energies to the business and affairs of the Company. Executive agrees during the Term to use his best efforts, skill and abilities to promote the Company's interests; to serve as a director of the Company; to serve as a director and officer of any corporation which is a subsidiary of the Company if elected by the stockholders or Board of Directors of such subsidiary corporation; and, subject to the provisions of paragraph (a) of this Section 3, to perform such duties as may be assigned to him by the Board of Directors of the Company.

	    (c) Unless Executive otherwise agrees in writing, the headquarters for the performance of his services shall be the principal executive offices of the Company in Sayreville, New Jersey subject to such reasonable travel as the performance of his duties in the business of the Company may require.

	4.  Compensation.

	    (a) For his services during the Term, and except as otherwise provided in this Agreement, the Company shall pay Executive an annual salary (the "Salary") plus an incentive bonus (the "Bonus").

	    (b) The initial Salary shall be at the rate of Two Hundred and Fifty Thousand ($250,000) Dollars per annum. The Salary shall be reviewed by the Board of Directors prior to the second year of the Term hereof. The Board of Directors, in its sole discretion, may increase such Salary. In no event shall the Salary be reduced. The Salary shall be payable in equal installments not less frequently than monthly.

	    (c) Executive shall receive a Bonus with respect to the seven month period ending November 30, 1996 in an amount equal to the greater of
(i) one percent (1%) of Pre-tax Profits for such period or (ii) $43,750.

	    (d) Executive shall receive a Bonus with respect to the five month period ending April 30, 1997 in an amount equal to the greater of (i) one percent (1%) of Pre-tax Profits for such period or (ii) $32,250.
Such Bonus amount shall be calculated and paid promptly following May 1, 1997.

	    (e) Executive shall receive a Bonus with respect to the seven month period ending November 30, 1997 in an amount equal to one percent (1%) of Pre-tax Profits for such period.

	    (f) For the duration of the Term, Executive shall be paid a Bonus with respect to each fiscal year of the Company (other than Years ending November 30, 1996 and 1997) in an amount equal to one percent (1%) of Pre-tax Profits for a Year, except that the Bonus for the Year during which the Term ends shall be a pro rata portion of 1% of Pre-tax Profits for such Year in the ratio that the number of months of the Term included in such Year bears to 12.
	    (g) As used herein the following terms shall have the meanings set forth:
		"Pre-tax Profits" for a Year means the consolidated net income of the Company and its subsidiaries (before provision or credit for income taxes or utilization of net operating loss carryforwards, but after provision for equity in operations of investees) for such Year determined in accordance with generally accepted accounting principles consistently applied.

		"Year" means the fiscal year of the Company.

	5.  Expenses, Benefits and Perquisites.

	    (a) The Company will pay or reimburse Executive for all travel and other expenses reasonably incurred by Executive during the Term in connection with the performance of his duties hereunder.

	    (b) During the Term, Executive shall receive the benefits from all retirement, group insurance, life insurance, medical and similar programs, executive thrift, and stock option and other benefit plans which are currently available to executives of the Company generally.

	    (c) Executive shall be entitled to the use of a Company automobile during the Term of this Agreement. The type and cost of such automobile shall be subject to the approval of the Board of Directors, but shall be generally consistent with a $30-$40,000 luxury automobile.

	    (d) The Company shall pay the reasonable expenses actually incurred by Executive in relocating his family to the northern New Jersey area.

	    (e) The Company will pay the initiation fee and the annual membership fee for one county club membership for Executive. Any bond or other returnable security arrangement shall be returned to the Company upon termination of such membership and return of any such amount to Executive.

	6.  Stock Options.

	    (a) Effective upon entering into this Agreement, the Board of Directors has granted Executive Options to purchase 100,000 shares of common stock under the terms of the New Jersey Steel Corporation 1996 Stock Option Plan.

	7. Death of Executive. In the event Executive should die during the Term, this Agreement and all benefits hereunder shall terminate, except that the Company shall pay Executive's estate the following: (a) Executive's Salary until the earlier of the last day of the sixth month next following the month in which Executive's death occurs or the Second Anniversary and
(b) an amount equal to a fraction of the Bonus which would have been paid Executive for the Year in which death occurs had Executive not died, the numerator of which fraction is the number of months from December 1 of the Year in question to the end of the month in which Executive died and the denominator of which is 12. Such termination shall not affect any rights which Executive may have at the time of his death pursuant to any insurance or other death benefit, bonus retirement or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

	8. Discharge for Cause. The Board of Directors of the Company may discharge Executive for cause at any time. Such discharge shall be effected by written notice (the "Discharge Notice") to Executive which shall specify the reasons for Executive's discharge and the effective date thereof. As used herein, the term "for cause" shall mean only criminal dishonesty, chronic alcoholism, drug addiction or willful violation of specific written directions from the Board of Directors of the Company, which directions are lawful and are consistent with the provisions of this Agreement; provided, however, that if (a) such discharge is effected because of Executive's willful violation of such specific written directions from the Board of Directors of the Company, and (b) within seven (7) days following the date of receipt by the Executive of the Discharge Notice, Executive shall cease his refusal and shall use his best efforts to carry out such written directions, the termination shall not be effective. Upon termination pursuant to this Section 8, this Agreement and all benefits hereunder shall terminate, except that such termination shall not affect any rights which Executive may have at the time of termination pursuant to any insurance or other death benefit, bonus, retirement or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

	9. Disability. If Executive is unable to substantially perform his services by reason of illness or incapacity for a period of more than three
(3) consecutive months, the Salary and Bonus thereafter payable to him during the continued period of such illness or incapacity shall be reduced by the amount of any disability benefits payable to Executive under any disability program provided by the Company. Executive's full Salary and Bonus shall be reinstated upon his return to full employment and discharge of his duties. Notwithstanding anything to the contrary, the Company may terminate this Agreement at any time after the Executive is absent or unable to substantially perform his duties by reason of such illness or incapacity for six (6) months in any twelve (12) month period. Upon termination pursuant to this Section 9, this Agreement and all benefits hereunder shall terminate, except that such termination shall not affect any rights which Executive may have at the time of termination pursuant to any insurance or other death benefit, bonus, retirement or stock award plans or arrangements of the Company or any subsidiary, or any stock option plan or any options granted thereunder, which rights shall continue to be governed by the provisions of such plans and arrangements.

	10.  Discharge Without Cause.

	     (a) The Company retains the right to discharge Executive without cause at any time during the Term by written notice of termination given to Executive.

	     (b) If the Company discharges Executive without cause, the Company shall pay, as severance compensation and liquidated damages, the Salary and Bonus which Executive would have received, and the benefits which he would have been entitled to receive under Section 5(b) hereof, had Executive not been so discharged, and the following provisions shall apply:

		 (i) Payment shall be made at the times and in the manner such Salary and Bonus would have been paid to Executive had he not been discharged hereunder; and

		 (ii) In determining the other benefits which Executive would have received under Section 5(b) during the Term had such discharge not occurred, it shall be conclusively presumed that Executive would have received benefits (excluding stock awards) equal to those which he received with respect to the last Year prior to the Year in which the discharge occurs.

	11. Indemnification and Legal Fees. The Company shall indemnify Executive to the fullest extent permitted by law and the Certificate of Incorporation and By-Laws of the Company from and against any loss, claim, liability and/or expense incurred for, or by reason of, or arising out of, acts of Executive as an officer and/or director of the Company or any subsidiary.

	12. Noncompetition and Confidentiality Agreement.

	    (a) During the Term, Executive will not, without the prior written consent of the Company, directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as a stockholder, partner, joint venturer or otherwise with, or accept employment of any kind with, any business which, or any business or organization any part of which, competes with the businesses of the Company or any of its subsidiaries as such businesses are now conducted, in any geographical area in which such businesses are conducted. However, nothing herein contained shall prevent Executive from investing solely as a passive investor in any securities of a corporation, partnership, trust, or other entity. For the purposes of this Agreement, Executive shall be deemed to be a "passive investor" if he does not control, or does not become part of any control group of, the issuer of securities acquired by Executive.

	    (b) Executive acknowledges that during his employment with the Company or any of its subsidiaries, he may have had, or may have, access to secret and confidential information with respect to some or all of the following: (i) product and business plans, budgets, sales forecasts, design plans, research and engineering data, inventions, methods, systems and processes, (ii) customers and (iii) trade secrets (all such information is hereinafter referred to as "Confidential Information"). Executive agrees that (except as authorized in writing by the Company or required pursuant to legal or administrative process) he will not reveal, divulge or make known to any person, firm or corporation any Confidential Information. Executive further agrees that if after the cessation of his employment by the Company, he discovers any Confidential Information in his possession, he shall forthwith deliver the same to the Company. The provisions of this Section 12(b) shall survive the end of the Term of this Agreement.

	13. Fiscal Year. If the Company shall change its fiscal year, appropriate adjustments shall be made in the provisions of this Agreement to reflect such change.

	14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

	15. Miscellaneous.

	    (a) This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof. This Agreement may only be amended by an instrument in writing executed by the party to be bound.

	    (b) This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of the successor or successors of the Company, whether by merger, consolidation or otherwise.

	    (c) Any notice to be given pursuant to the terms of this Agreement shall be in writing and delivered by hand or sent by registered or certified mail, if to the Company, to the Secretary of the Company, c/o Jacobs Persinger & Parker, 77 Water Street, New York, New York 10005, and if to Executive, to his address set forth above or to such other address or to the attention of such other person as either party has specified by prior written notice to the other party.

	IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

					      NEW JERSEY STEEL CORPORATION


					      By:
					      Title;



					      Kenneth J. Leonard